EXHIBIT 23

The Board of Directors
Duke-Weeks Realty Corporation:

We consent to incorporation by reference in the registration statements No. 333-62381, No. 33-64659, No. 333-24289, No. 333-66919, No. 333-50081, No. 333-26833, No. 333-82063, No. 333-85009, No. 333-35008, No. 333-39498, No. 333-44858, No. 333-51344, and No. 333-37920 on Form S-3 and No. 33-55727, No. 333-39965, No. 333-82061, No. 333-35162 and No. 333-42513 on Form S-8 of Duke-Weeks Realty Corporation of our report dated January 31, 2001, relating to the consolidated balance sheets of Duke-Weeks Realty Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Duke-Weeks Realty Corporation.

KPMG LLP
Indianapolis, Indiana
March 26, 2001